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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): JANUARY 12, 2001





                           WORLDWIDE XCEED GROUP, INC.
         ---------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



         DELAWARE                        0-13049                 13-3006788
----------------------------           -----------           -------------------
(State or Other Jurisdiction          (Commission              (IRS Employer
     of incorporation)                File Number)           Identification No.)



               233 BROADWAY, NEW YORK, NEW YORK                     10279
               --------------------------------                     -----
           (Address of Principal Executive Offices)               (Zip Code)

        Registrant's telephone number, including area code (212) 553-2000



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ITEM 5.  OTHER EVENTS.

The Registrant has received a letter from the Nasdaq National Market (the "Letter") advising that the Registrant's common stock has failed to maintain a minimum bid price of $1.00 over the last 30 consecutive trading days as required by Nasdaq marketplace rules. As a result, the Letter advises that, in accordance with the applicable marketplace rule, the Registrant has until April 5, 2001 to regain compliance by maintaining a bid price of at least $1.00 for a minimum of ten consecutive trading days. If the Registrant is unable to demonstrate compliance at that time, Nasdaq will notify the Registrant that the Registrant's common stock will be delisted. If Nasdaq sends such notification, the Registrant may appeal Nasdaq's decision.

Pursuant to the Certificate of Designation, Preferences and Rights of Series A Cumulative Convertible Preferred Stock (the "Certificate of Designation"), holders of the Registrant's Series A Cumulative Preferred Stock (the "Preferred Stock") may redeem all or any portion of their outstanding shares of Preferred Stock upon a "Triggering Event." Included in the definition of a "Triggering Event" is any situation in which the Registrant's common stock is either delisted or suspended from trading on the Nasdaq National Market for a period of five consecutive trading days, or any such delisting or suspension is threatened in writing or pending.

The Certificate of Designation may be interpreted to mean that the Registrant's receipt of the Letter is a Triggering Event. Application of this interpretation to the Certificate of Designation would entitle the holders of the Preferred Stock to require the Registrant to redeem all or any portion of their outstanding shares of Preferred Stock at a redemption price equal to 125% of the value of the shares redeemed and to receive a 2.0% reduction in the conversion price of the Preferred Stock for each 30-day period following a Triggering Event. As of January 8, 2001, there were 23,115 shares of Preferred Stock outstanding having a value of approximately $1,040 per share.

If the holders of the Preferred Stock are entitled to, and were to elect to, redeem the Preferred Stock in full, the Registrant currently would not have sufficient cash to pay the redemption price. Any such failure by the Registrant to pay the redemption price would entitle the holders of the Preferred Stock to the remedies described in the Certificate of Designation, including the payment, as liquidated damages, of interest on the redemption price at the rate of 2.0% for the first three 30-day periods after the required redemption date and 1% for each 30-day period thereafter.

Reference is made to the Certificate of Designation filed as Exhibit 3(i) to the Registrant's Report on Form 8-K dated January 13, 2000 and filed with the Securities and Exchange Commission on January 20, 2000.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Worldwide Xceed Group, Inc.


Dated:  January 12, 2001              By:  /s/ Richard R. Dennerline
                                         --------------------------------------
                                         Richard R. Dennerline
                                         Chief Legal Officer and Secretary